Exhibit 99.1

FOR IMMEDIATE RELEASE	Nasdaq: NSIT
Insight Announces Anticipated Delay in Filing 10-Q for Third Quarter 2006
Options Subcommittee Appointed
Tempe, Arizona — Thursday, October 19, 2006 — Insight Enterprises, Inc. (NASDAQ: NSIT) (“Insight” or the “Company”) today announced that it anticipates the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “Form 10-Q”) will be delayed past the November 9, 2006 filing due date. The Company’s Board of Directors has recently appointed an Options Subcommittee, comprised of independent directors, to conduct a review of the Company’s stock option practices, and the Options Subcommittee has retained independent outside legal counsel. Certain present and former directors and executive officers of the Company have been named as defendants in a derivative lawsuit, related to stock option practices from 1997 to 2002, filed in Superior Court, County of Maricopa, Arizona on September 21, 2006. The Company has been named as a nominal defendant in that action. At this time, the Options Subcommittee has commenced its review but has not reached any conclusions about the Company’s stock option practices. As a result, the Company anticipates that it will not be in a position to file the Form 10-Q by the filing deadline. The Company will file its Form 10-Q as soon as practicable after completion of this review.
Forward-Looking Information
Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the review to be conducted by the Options Subcommittee and the Company’s intent to file its Form 10-Q as soon as practicable. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from those suggested by the forward-looking statements. Important factors that could cause actual results to differ materially include: the results and findings of the review by the Options Subcommittee; the effect, if any, of such results or findings on the financial statements of the Company; the Company’s inability to timely file reports with the Securities and Exchange Commission and any related effects on credit agreement covenants; risks associated with the Company’s inability to meet NASDAQ requirements for continued listing; and risks of litigation and governmental or other regulatory inquiry or proceedings arising out of or related to the Company’s historical stock option practices. Therefore, any forward-looking statements in this release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.
About Insight
Insight Enterprises, Inc. (“Insight” or the “Company”) is a leading provider of information technology (“IT”) products and services to businesses, government and educational institutions in North America, Europe, Middle-East, Africa and Asia-Pacific. Insight’s offerings include brand name computing products, software and advanced IT services. The Company has approximately 4,500 teammates worldwide and generated sales of $3.2 billion for its most recent fiscal year, which ended December 31, 2005. Insight is ranked number 570 on Fortune Magazine’s 2006 ‘Fortune 1000’ list. For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

Contacts:	Stanley Laybourne	Karen McGinnis
	Chief Financial Officer,	Chief Accounting Officer
	Secretary and Treasurer	Tel. 480-333-3074
	Tel. 480-350-1142	Email kmcginni@insight.com
Email slaybour@insight.com
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Insight Enterprises, Inc.	1305 W. Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-350-1141